EXHIBIT 8

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

RADCOM EQUIPMENT, Inc.	New Jersey

RADCOM Investments (1996) Ltd.	Israel

RADCOM (UK) Ltd.	United Kingdom